Exhibit 99


Investor Contact:                                             Media Contact:
Emma Jo Kauffman                                              Andrea Ewin Turner
(615) 855-5525                                                (615)855-5209


DOLLAR GENERAL REPORTS INCREASED SEPTEMBER SALES

GOODLETTSVILLE, Tenn. - October 10, 2002 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the September five-week period ended October 4, 2002, equaled $567.6 million compared with $497.0 million last year, an increase of 14.2 percent. Same-store sales for the September period increased
5.0 percent compared with a 9.0 percent increase in the September period of 2001. The average customer purchase in September was approximately $8.27 compared to $8.35 in the same period last year. Customer transactions in same-stores increased approximately 6.1 percent.

September sales by major merchandise category:


                                         2002                 2001            Est. Same-Store
                                   Percent of Sales     Percent of Sales        Sales Change
                                   ----------------     ----------------        ------------
         Highly Consumable               65%                   62%                  +10%
         Home Products                   13%                   14%                   -1%
         Basic Clothing                  10%                   11%                   -7%
         Hardware and Seasonal           12%                   13%                   -1%


For the nine-week period ended October 4, 2002, Dollar General's total retail sales increased 14.8 percent to $1,022.3 million from $890.4 million in the same period a year ago. Same-store sales for the nine-week period increased 5.6 percent. For the 35-week period ended October 4, 2002, Dollar General's total retail sales increased 16.5 percent to $3.9 billion from $3.3 billion in the same period a year ago. Same-store sales for the 35-week period increased 7.5 percent.

Sales Outlook:
--------------

For the four-week October period ending November 1, 2002, the Company expects total sales to increase 11 to 14 percent. Same-store sales are expected to increase 3 to 5 percent compared with a same-store sales increase of 8.5 percent in the October period last year. October sales results will be released on Thursday, November 7, 2002.

October weekly sales trends will be announced on Mondays after the market closes and are available online at www.dollargeneral.com or by calling (615) 855-5529. The Company intends to discontinue weekly sales releases beginning in November.

This press release contains forward-looking information, including information regarding the Company's future sales outlook. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruptions, including, but not limited to, the impact of the recent west coast dock-worker's strike and any ongoing work slowdown on the economy and on the Company's ability to receive inventory; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; and the impact of the SEC inquiry related to the restatement of the Company's financial statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

                                      # # #